                                                                EXHIBIT (11)(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 56 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 10, 1997, relating to the financial statements and financial highlights of Van Kampen American Capital Emerging Growth Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus and to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Chicago, Illinois
December 22, 1997